Exhibit 8.3

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

December 6, 2021

Sports Entertainment Acquisition Corp.

Golden Bear Plaza 11760 US Highway 1, Suite W506

North Palm Beach, Florida 33408

Ladies and Gentlemen:

We have acted as counsel to Sports Entertainment Acquisition Corp. (“SEAC”), a Delaware corporation, in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of the Registration Statement on Form S-4 of Super Group (SGHC) Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“NewCo”), filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), on December 6, 2021 (the “Registration Statement”), relating to the Business Combination Agreement, dated April 23, 2021 (as amended on November 16, 2021(including all exhibits and attachments thereto as of such dates), the “Business Combination Agreement”), by and among SEAC, NewCo, SGHC Limited, a non-cellular company limited by shares incorporated under the laws of the Island of Guernsey (“SGHC”), Super Group (SGHC) Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of NewCo (“Merger Sub” and, together with SGHC and NewCo, the “Target Companies”) and Sports Entertainment Acquisition Holdings LLC, a Delaware limited liability company. Any capitalized terms used but not defined herein have the respective meanings ascribed to them in the Registration Statement.

In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness of the facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Business Combination Agreement, the Exchange Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by SEAC and the Target Companies, including factual statements and representations set forth in letters dated the date hereof from an officer of SEAC and of the Target Companies (the “Representation Letters”). We have assumed that all the representations, statements, and covenants in such Representation Letters that are made “to the best of the knowledge of” or “to the knowledge of” any person or entity, or otherwise qualified, are true, correct and complete as if made without such qualification. Our opinion assumes and is expressly conditioned on, among other things, the initial and

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continuing accuracy and completeness of the facts, information, representations, covenants and agreements set forth in the documents referred to above and the statements, representations, covenants and agreements made by SEAC and the Target Companies, including those set forth in the Representation Letters and that there will be no change in facts or circumstances prior to or at the Reorganization Effective Time (as defined in the Representation Letters) or the Merger Effective Time and that the representations set forth in the Representation Letters will be true and accurate as of the Merger Effective Time.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such documents. We also have assumed that the transfers and exchanges pursuant to the Merger and the Pre-Closing Reorganization will be consummated in accordance with the Business Combination Agreement and the Exchange Agreement and as described in the Registration Statement, and that none of the terms or conditions contained therein will have been waived or modified in any respect. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), pertinent judicial decisions, administrative interpretations, and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Treasury Regulations, such judicial decisions, such administrative interpretations, and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Business Combination Agreement, the Exchange Agreement, or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth therein and herein, it is our opinion, under currently applicable United States federal income tax law, that the Business Combination should qualify as a transaction described in Section 351 of the Code.

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No opinion is expressed as to any matter not specifically addressed in the immediately preceding paragraph, including without limitation the tax consequences of any of the transactions contemplated by the Business Combination Agreement under any other federal, state, local, or non-U.S. tax law or the tax consequences of any other transaction contemplated or entered into by SEAC and the Target Companies. We do not undertake to advise you as to any changes in U.S. federal income tax law after the date hereof that may affect our opinion.

This opinion is furnished to you solely in connection with the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We consent to the filing of this opinion as Exhibit 8.3 to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC promulgated thereunder. Our opinion is being delivered prior to the consummation of the Business Combination and therefore is prospective and dependent on future events in accordance with the transactions contemplated by the Business Combination Agreement and the Registration Statement and the representations, statements, and covenants in the Representation Letters. We are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue, inaccurate or incomplete, in which case, our opinions shall be void and of no force or effect, but only to the extent that such untruth, inaccuracy or incompletion affects the accuracy of the opinion provided herein.

Very truly yours,

/s/ Ropes & Gray LLP